U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 8-K/A

                              CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 25, 2001

                           OMNINET MEDIA CORPORATION
            (Exact Name of registrant as specified in its charter)

Nevada                        000-28935                   88-0398783
(State or Other               Commission                (I.R.S. Employer
Jurisdiction of                File No.                Identification
Incorporation or                                        Number)
Organization)

     3140 Venture Drive, Las Vegas, NV                           89101
  (Address of Principal Executive Offices)                    (Zip Code)

                                (702) 641-5030
                      (Registrant's Telephone Number)

                           OMNINET MEDIA.COM, INC.
                         (Former name of registrant)

Item 1.  Changes in Control of Registrant.

Not Applicable

Item 2.  Acquisition or Disposition of Assets

On May 25, 2001 an agreement was entered into by and between OmniNet Media.com, Inc. and the prior majority shareholders of U.S./Ace Security Laminates, Inc., a Delaware corporation, and Ace Security Laminates International, Inc. by which a Business Combination Agreement dated June 5, 2000 and all other agreements between the parties thereto were rescinded in their entirety.

The effect of this agreement is to divest OmniNet of 1,928,978 shares of U.S./Ace Securities Laminates, Inc. which were previously acquired by OmniNet from controlling stockholders of U.S./Ace, and recover for cancellation 964,489 common shares of OmniNet issued to the stockholders in the exchange. OmniNet retains title to approximately 811,982 U.S./Ace shares which it purchased from other stockholders by exchange after the June 5, 2000 agreement had been consummated with the controlling stockholders of U.S./Ace.

On June 1, 2001 the company changed the authorized common stock of the corporation to One Hundred Million (100,000,000) shares par value $.0001, and authorized preferred stock of corporation shall be Ten Million (10,000,000) shares par value $.0001.
Item 3.  Bankruptcy or Receivership

Not Applicable

Item 4.  Changes in Registrant's Certifying Accountant

Not Applicable.

Item 5.  Other Events

On May 15th, 2001 OmniNet Media Corporation and International Business Corporation (IBM), through its division IBM Global Services signed a Letter of
Intent and agreed to engage in detailed discussions concerning Web and e-business Hosting Development and Operational Management, Business Process Design and Development, Information Technology Management, and Strategic Outsourcing services that IBM may provide to OmniNet Media Corporation.

On June 1, 2001, the Board of Directors approved the change of the name of the
Company from Omninet Media.Com Inc. to OmniNet Media Corporation. On June 4, 2001, a Certificate of Amendment of Certificate of Incorporation was filed with the State of Nevada to affect this name change.

Item 6.  Resignations of Registrant's Directors

Not Applicable

Item 7.  Financial Statements and Exhibits

Exhibit 3        Articles of Amendment
Exhibit 3.i      Articles of Amendment
Exhibit 10.i     Recission Agreement
Exhibit 10.ii    Indemnification Agreement
Exhibit 99       Letter of Intent

Item 8. Changes in Fiscal Year.

Not Applicable.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNINET MEDIA CORPORATION


/s/ Don Steffens
By: Don Steffens
President
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